Exhibit 99.1

FOR IMMEDIATE RELEASE

CommonWealth REIT Confirms Removal of Entire Board of Trustees

Outlines Special Meeting Process

Newton, MA (March 25, 2014): CommonWealth REIT (NYSE: CWH) today announced that it has confirmed that Related Fund Management LLC and Corvex Management LP delivered to CWH written consents reaching the 66.7% threshold required to remove the entire CWH Board of Trustees, without cause, and all CWH Trustees have been removed.

As required by the November 18, 2013 Arbitration Panel order and CWH’s Declaration of Trust, the officers of CWH will promptly call a special meeting of shareholders for the purpose of electing new Trustees to the CWH Board. CWH will file a preliminary information statement for the special meeting with the Securities & Exchange Commission (“SEC”), as required by federal securities laws, within one week. Subject to the timely completion of the required SEC regulatory review of the information statement, CWH expects to hold the special meeting on or before Friday, May 23, 2014. CWH will announce the time, date and place of the special meeting and the record date therefor concurrently with filing the definitive information statement with the SEC.

The period for CWH shareholders to nominate individuals for election as new Trustees at the special meeting is now open. Shareholders who have owned at least $2,000 worth of CWH common shares for at least one year may nominate individuals for election as new Trustees at the special meeting by delivering advance notice of such nomination in accordance with CWH’s Bylaws to the Secretary of CWH at Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458 before 5:00 p.m. (Eastern time) on the tenth 10th day following the day on which CWH first publicly announces the established date of the special meeting. At the time of announcing the date of the special meeting, CWH will also announce the date of the advance notice deadline.

For more information about the process for making Trustee nominations and the special meeting, please consult CWH’s Declaration of Trust and Bylaws at www.cwhreit.com or write to CWH’s Secretary at the address set forth above.

CommonWealth REIT is a real estate investment trust headquartered in Newton, Massachusetts which primarily owns office buildings located in central business districts across the country.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

Contacts

Media:

Joele Frank Wilkinson Brimmer Katcher

Andrew Siegel/Gabrielle Miller, 212-355-4449

or

Investor:

CommonWealth REIT

Timothy Bonang, 617-796-8222

Vice President, Investor Relations

or

Jason Fredette, 617-796-8222

Director, Investor Relations

www.cwhreit.com

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